Exhibit 4.10.6

The Boeing Company

P.O. Box 3707

Seattle, WA 98124-2207

6-1162-DME-0901R3

Aerovias del Continente Americano S.A. AVIANCA

Centro Administrativo

Avenida El Dorado - No. 92-30

Bogota

Colombia

Subject:	Advance Payment Matters

Reference:	Purchase Agreement No. 3075 (the Purchase Agreement) between The Boeing Company (Boeing) and Aerovias del Continente Americano S.A. AVIANCA (Customer) relating to Model 787-859 aircraft (the Aircraft)

This letter agreement (Letter Agreement) amends and supplements the Purchase Agreement. All terms used but not defined in this Letter Agreement have the same meaning as in the Purchase Agreement.

Customer and Boeing have reached agreement regarding certain modifications to the Agreement as set forth below:

1.	Advance Payment Schedule - Block 1-1 Aircraft:

Notwithstanding the advance payment schedule set forth in Table 1-1 of the Purchase Agreement, Boeing agrees that Customer may make Advance Payments for the Block 1-1 Aircraft in accordance with the reduced schedule below described, as applied to the original Aircraft delivery schedule advance payment base prices (see Attachment A, hereto), subject to the terms and conditions further described herein:

Months Prior to Aircraft Delivery	Amount Due per Aircraft (Percent times Advance Payment Base Price)
Definitive Agreement	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
Total	[**]

[**] Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

It is contemplated that in Customer’s gaining successful financing of the Block 1-1 Aircraft it may become necessary for Customer to request Boeing to alter one or more of the Aircraft delivery positions. Boeing will use reasonable efforts to accommodate any such Customer request, with the advance payments associated with any such delivery position changes to be paid by Customer within [**] of Boeing’s agreement to any such requested changes.

2.	Advance Payment Schedule - Block 1-2 Aircraft:

Notwithstanding the advance payment schedule set forth in Table 1-2 of the Purchase Agreement, Boeing agrees that Customer may make Advance Payments for the Block 1-2 Aircraft in accordance with the reduced schedule below described, as applied to the original Aircraft delivery schedule advance payment base prices (see Attachment 3, hereto), subject to the terms and conditions farther described herein:

Months Prior to Aircraft Delivery	Amount Due per Aircraft (Percent times Advance Payment Base Price)
Definitive Agreement	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
Total	[**]

It is contemplated that in Customer’s gaining successful financing of the Block 12 Aircraft it may become necessary for Customer to request Boeing to alter one or more of the Aircraft delivery positions. Boeing will use reasonable efforts to accommodate any such Customer request, with the advance payments associated with any such delivery position changes to be paid by Customer within 5 business days of Boeing’s agreement to any such requested changes.

3.	Advance Payment Schedule - Block 1-3 Aircraft:

Notwithstanding the advance payment schedule set forth in Table 1-3 of the Purchase Agreement, Boeing agrees that Customer may make Advance Payments for the Block 1-3 Aircraft in accordance with the reduced schedule below described, as applied to the Table 1-3 advance payment base prices, subject to the terms and conditions further described herein:

Months Prior to Aircraft Delivery	Amount Due per Aircraft (Percent times Advance Payment Base Price)
Definitive Agreement	[**]
[**]	[**]
[**]	[**]

[**] Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

Months Prior to Aircraft Delivery	Amount Due per Aircraft (Percent times Advance Payment Base Price)
[**]	[**]
[**]	[**]
[**]	[**]
Total	[**]

It is contemplated that in Customer’s gaining successful financing of the Block 1-3 Aircraft it may become necessary for Customer to request Boeing to alter one or more of the Aircraft delivery positions. Boeing will use reasonable efforts to accommodate any such Customer request, with the advance payments associated with any such delivery position changes to be paid by Customer within 5 business days of Boeing’s agreement to any such requested changes.

4.	SA-6 Aircraft:

For the Aircraft added to the Purchase Agreement in Supplemental Agreement No. 6, scheduled for delivery as of the date of signing of this Letter Agreement for October 2018 (SA-6 Aircraft), the following exceptions will apply. At the execution of Supplemental Agreement No. 6, [**] ([**]) will be transferred from the Aircraft currently scheduled for delivery in [**] to the SA-6 aircraft (Transferred Amount. Customer will then have [**] to make the remaining advance payments, unless extended by mutual consent, for the SA-6 Aircraft as scheduled in paragraph 3 above. Boeing commits to use commercially reasonable efforts to assist and support Customer in securing PDP financing.

Customer will then pay the Transferred Amount to Boeing on or before [**].

5.	Deferral Charges on Deferred Advance Payments:

The foregoing reduced advance payment schedules constitute a deferral of certain amounts due Boeing pursuant to the advance payment schedule as set forth in Table 1-1, Table 1-2, and Table 1-3 of the Purchase Agreement. Accordingly, if Customer chooses to utilize the reduced advance payment schedules(s), Customer shall pay deferral charges to Boeing on all such deferred amounts of the advance payments for the Aircraft.

Deferral charges on all deferred advance payment amounts will be calculated on the basis of the [**] as published in the [**] effective on the date of Purchase Agreement [**] and reset periodically as [**]. This deferral charge will be calculated on a 365/366 day year.

Deferral charge payments will be due from Customer to Boeing on the first business day of each calendar quarter, for the previous calendar quarter, and will be computed on the basis of the actual number of elapsed days for the period commencing on the date such deferred amounts would have been due and terminating on the date of delivery of the designated Aircraft.

Further to the above, following the calculation method stated above, all such calendar quarter deferral charge payments may be further deferred such that all deferral charge payments for each of the Aircraft will be made at the time of each such Aircraft delivery.

[**] Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

6.	Re-Scheduling of Aircraft:

In the event of a re-schedule, to a later delivery position, of any of the Aircraft under the terms of the Agreement Boeing will recalculate the amount of advance payments and deferral charges due from Customer under the above described deferred Advance Payment Schedule after giving effect to such re-scheduling and, without interest, refund to Customer within [**] any amounts held by Boeing in excess of such recalculated amounts.

In the event of a re-schedule, to an earlier delivery position, of any of the Aircraft under the terms of the Agreement, Boeing will recalculate the amount of advance payments due from Customer under the above described deferred Advance Payment Schedule after giving effect to such re-scheduling and Customer will make immediate payment to Boeing of any amounts due within [**] without any additional interest or other charges, as a result of such recalculated amounts applicable to such accelerated delivery position.

7.	Set-Off Rights

Customer agrees that in the event of a default of its obligations under any purchase agreement with Boeing or any agreement with any Boeing subsidiary or affiliate, Boeing may apply any or all advance payments, or other payments made by Customer with respect to an aircraft or any other Boeing product to cure, in part or in whole, any default with respect to any other aircraft or Boeing product or with respect to any other obligation under any such Boeing purchase agreement or any such agreement with another Boeing subsidiary or affiliate. In the event that Boeing sets off against, or otherwise exercises rights against any such payments made by Customer, and applies any such amounts to any obligations owed by Customer to Boeing, its subsidiaries or affiliates, Boeing will be entitled, after such application, to require Customer to replace within ten days the amount so applied such that the total amount of advance payments would be restored to the aggregate total amount of advance payments due and owing under the Purchase Agreement as of the date of application of such amounts.

8.	Confidential Treatment:

Customer understands that certain commercial and financial information contained in this Letter Agreement is considered by Boeing as confidential and, except as may otherwise be provided herein, will not, without the prior written consent of Boeing, disclose this Letter Agreement or any information contained herein to any other person or entity except to employees and legal counsel of Customer with a need to know the contents for purposes of helping Customer negotiate, perform and/or enforce this Letter Agreement and/or the Purchase Agreement and who understand they are not to disclose its contents to any other person or entity without the prior written consent of Boeing. Notwithstanding the foregoing, in the event Customer seeks to enforce this Letter Agreement or the Purchase Agreement by legal proceeding or becomes involved in any legal proceeding or arbitration with, respect to this Letter Agreement or Purchase Agreement or is otherwise legally compelled by deposition, interrogatory, subpoena, governmental investigation or other similar process, Customer may disclose the contents hereof or of the Purchase Agreement after providing notice to Boeing, unless otherwise prohibited by an order from any governmental authority or by mandatory provisions of applicable law. If Customer is required by applicable law to file this Letter Agreement, or any information contained therein, with any governmental or regulatory agency, or receives a request or demand for this Letter Agreement, or any information contained therein, from any government regulatory agency or court having jurisdiction over Customer, Customer shall, upon making its decision to so file or upon receipt of the request or demand, (a) notify Boeing of such decision, request or demand and (b) notify any requesting party that this Letter Agreement is subject to this confidentiality clause. Nothing herein shall prevent Boeing from requesting the governmental regulatory agency or requesting the court for a protective order or other reasonably satisfactory assurance of confidential treatment for the information required to be disclosed.

If the foregoing correctly sets forth your understanding of our agreement with respect to the matters treated above, please indicate your acceptance and approval below.

Very truly yours,

THE BOEING COMPANY

By: /s/ Sydney A. Bard

Its Attorney-in-fact

ACCEPTED AND AGREED TO this

Date: July 25, 2017

AEROVIAS DEL CONTINENTE AMERICANO S.A. AVIANCA

By: /s/ Roberto Held

Its Legal Representative

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